ACQUISITION AGREEMENT

                                   DATED AS OF

                                 June ____, 2010

                                  BY AND among

                           gulfstar energy corporation

                                       AND

                           GULFSTAR ENERGY GROUP, LLC
                              ON BEHALF OF CERTAIN
                               INTEREST HOLDER(S)

                              ACQUISITION AGREEMENT

         This AGREEMENT, dated as of June ___, 2010 (the "Agreement"), by and among Gulfstar Energy Corporation, a Colorado Corporation, ("GEI"), and Gulfstar Energy Group, LLC., a Mississippi Limited Liability Company. Gulfstar Energy Group, LLC is hereafter referred to as "Gulfstar, LLC".

         WHEREAS, the Manager of Gulfstar Energy LLC has approved the Acquisition of Gulfstar Energy Group LLC as being in the best interest of the Limited Liability Interest Holders subject to the terms hereof and this Agreement represents an Agreement by Gulfstar Energy Corporation to acquire up to approximately 40% of Gulfstar Energy Group, LLC subject to a Registration Statement for certain common stock to be offered, but not offered hereby, becoming effective with the SEC.

         WHEREAS, GEI, and Gulfstar LLC desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition; and

         WHEREAS, this Agreement is intended to set forth the terms upon which approximately 40% of Gulfstar, LLC interests will be acquired by GEI; concurrently, in conjunction with and conditioned upon the precedent closing of an Acquisition Agreement by and between Gulfstar Energy Corporation and Talon Energy Corporation, (Exhibit A) and the precedent execution and closing of a precedent Acquisition Agreement by and between Gulfstar Energy Corporation and Jason and Timothy Sharp for approximately 60% of the Limited Liability Company interests of Gulfstar Energy Group, LLC (attached as Exhibit B).

         WHEREAS, the Board of Directors of GEI has approved the Acquisition of Gulfstar LLC, interests as being in the best interests of GEI and its stockholders in accordance with the applicable provisions of the Colorado Business Corporation Code (the "CBCC");

         WHEREAS, this Agreement is intended to accomplish a tax free acquisition pursuant to Section 351 of the Internal Revenue Code for benefit of Gulfstar LLC in conjunction with certain other acquisition agreements by and between GEI and Talon Energy Corporation, and GEI (Exhibit A) and certain Interest Holders of Gulfstar LLC relating to approximately 60% of the ownership interests of Gulfstar LLC as listed on Exhibit B;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

                                    ARTICLE I

                                THE CONSIDERATION

SECTION 1.01.              Consideration/Acquisition; Effective Time

         The Acquisition shall become effective upon the delivery of the transaction documents sufficient to convey interests in Gulfstar, LLC duly executed upon delivery of the following consideration:

         A total of up to 8,340,341 shares of restricted common stock of GEI shall be issued prorata as consideration to Interest Holders as listed on Schedule 1.01 attached hereto for conveyance of the subject interests in Gulfstar Energy Group, LLC by Interest Holders, free and clear of all liens and encumbrances and subject to the prior closing of
         a) an Acquisition and Share Exchange Agreement with Talon Energy Corporation (copy attached as Exhibit A hereto) and b) Share Exchange Agreement with certain controlling Interest Holders (Timothy and Jason Sharp) of Gulfstar, LLC for an approximately 60% interest in Gulfstar, LLC to be acquired by Gulfstar Energy Corporation. (Exhibit B)

SECTION 1.02.     Effects of the Acquisition

         At the Effective Time subject to the effectiveness of a Registration Statement and by virtue of the Acquisition, GEI intends to acquire all of the then outstanding Limited Liability interests of Gulfstar, LLC not owned by GEI, to the extent offerees accept the offer to be extended through a Registration Statement.

                                  ARTICLE II
                                   THE CLOSING

SECTION 2.01      Closing.

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Acquisition (the "Closing") shall take place as soon as reasonably practicable (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VI are satisfied or, to the extent permitted thereunder, waived, at the offices of Michael A. Littman, located at 7609 Ralston Road, Arvada, CO 80002 or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date").

                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF GEI

         Except as set forth in the applicable section of the disclosure schedule delivered by GEI prior to the execution of this Agreement (the "GEI Disclosure Schedule"), GEI represents and warrants as follows:

SECTION 3.01      Organization of GEI; Authority.

         GEI is an Entity duly organized, validly existing and in good standing under the laws of the State of Colorado. GEI has all requisite corporate power and corporate authority to enter into the transaction documents to which it is a party, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of its board of director's approval, the execution, delivery and performance by GEI of the transaction documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of GEI, including, without limitation, the approval of the board of directors of GEI. GEI is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a material adverse effect. GEI has heretofore delivered or made available complete and correct copies of the certificate of incorporation and by-laws of GEI, the minute books and stock transfer records of GEI, as in effect as of the date of this Agreement.

SECTION 3.02      Capitalization.

          The authorized capital stock of GEI consists of 100,000,000 shares of GEI Common Stock, of which 1,410,000 shares are outstanding on the date hereof and 10,000,000 Preferred Stock, of which no shares are outstanding on the date hereof. No other shares of any other class or series of GEI Common Stock or securities exercisable or convertible into or exchangeable for GEI Common Stock ("GEI Common Stock Equivalents") are authorized, issued or outstanding, except that 3,500,000 shares are issuable under the Talon Acquisition Agreement, and 11,659,659 shares are issuable under the Sharp Acquisition Agreement. The outstanding shares of GEI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. To GEI's knowledge, none of the outstanding shares of GEI Common Stock was issued in violation of any Law, including without limitation, federal and state securities laws. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to GEI's knowledge, voting or transfer of any shares, whether issued or unissued, of GEI Common Stock, GEI Common Stock Equivalents or other securities of GEI. On the Closing Date, the shares of GEI Common Stock for which shares of Common Stock shall be issued in the Acquisition will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of GEI Common Stock will be validly issued, fully paid and nonassessable.

SECTION 3.03      No Violation; Consents and Approvals.

         The execution and delivery by GEI of the transaction documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of GEI (b) any Law applicable to GEI or the property or assets of GEI, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien upon any of the properties of GEI under any contract to which GEI is a party or by which GEI or any assets of GEI may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in Section 3.04 of the GEI Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a material adverse effect on GEI. No Governmental Approval is required to be obtained or made by or with respect to GEI in connection with the execution and delivery of this Agreement or the consummation by GEI of the transactions contemplated hereby.

SECTION 3.04      Litigation; Compliance with Laws.

(a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of GEI, threatened against, relating to or affecting GEI, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of GEI in their capacities as such, and
(ii) no orders of any Governmental Entity or arbitrator outstanding against GEI, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of GEI in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

(b) GEI has complied and is in compliance in all material respects with all laws applicable to GEI, its business or its assets. Neither GEI has received notice from any Governmental Entity or other Person of any material violation of law applicable to GEI, its business or assets. GEI has obtained and holds all required Licenses (all of which are in full force and effect) from all Government Entities applicable to GEI, its business or their assets. No violations are or have been recorded in respect of any such license and no proceeding is pending, or, to the knowledge of GEI, threatened to revoke or limit any such license.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01      Organization of Gulfstar, LLC; Authority.

         Gulfstar Energy Group, LLC is an LLC duly organized, validly existing and in good standing under the laws of the State of Mississippi. Gulfstar Energy Group, LLC is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a material adverse effect. Gulfstar, LLC has heretofore delivered or made available complete and correct copies of the certificate of incorporation and Bylaws of Gulfstar, LLC, the minute books, and membership interest records of Gulfstar, LLC as in effect as of the date of this Agreement.

SECTION 4.02      Representations and Warranties

         Except as set forth in the applicable section of the disclosure schedule delivered to GEI prior to the execution of this Agreement (the "Disclosure Schedule"), Sellers represent and warrant to GEI as follows:

(a)Sellers represent there are no outstanding: (i) securities convertible into or exchangeable for interests of any type in Gulfstar, LLC; or (ii) options, warrants or other rights to purchase or subscribe for interests in Gulfstar, LLC; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity ownership in Gulfstar, LLC or, any convertible or exchangeable securities or any options, warrants or rights, of any type or kind. There is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from Gulfstar, LLC, or any interest holder of Gulfstar, LLC, any ownership shares in Gulfstar, LLC, and there is no outstanding right or security of any kind convertible into such ownership interest.

SECTION 4.03      No Violation; Consents and Approvals.

         The execution and delivery of the transaction documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any laws applicable or the property or assets of Gulfstar, LLC, or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien upon any of the properties of Gulfstar, LLC under any contracts to which Gulfstar, LLC is a party or by which Gulfstar, LLC or any of its assets may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a material adverse effect as to Gulfstar, LLC. No Governmental Approval is required to be obtained or made by or with respect to Gulfstar, LLC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have an material adverse effect on Gulfstar, LLC.

SECTION 4.04      Litigation; Compliance with Laws.

         (a) There are: (i) no claims, actions, suits, investigations or proceedings pending or threatened against, relating to or affecting Gulfstar, LLC, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Gulfstar, LLC in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against Gulfstar, LLC, its business, its assets, or any employee, officer, director, interest holder , or independent contractor of Gulfstar, LLC in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

         (b) Gulfstar, LLC have complied and are in compliance in all material respects with all laws applicable to Gulfstar, LLC, its business or its assets. Parties have not received notice from any Governmental Entity or other Person of any material violation of law applicable to Gulfstar, LLC, its business or its assets. Gulfstar, LLC has obtained and holds all required licenses (all of which are in full force and effect) from all Government Entities applicable to it, its business or its assets. No violations are or have been recorded in respect of any such license and no proceeding is pending, or threatened to revoke or limit any such License.

SECTION 4.05      Financial Statements.

         Sellers have provided financial statements complete and true and accurate in all respects, disclosing all liabilities, and assets of Gulfstar, LLC.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

SECTION 5.01      Access to Information.

         From  the  date  hereof  until  the  Effective   Time  or  the  earlier
termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives and agents, and with respect to Gulfstar, LLC it shall provide to GEI with respect to Gulfstar, LLC, full access, upon reasonable notice and during normal business hours, to such party's and Acquieree's facilities and the financial, legal, accounting and other representatives of such party and Gulfstar, LLC with knowledge of the business and the assets of such party and Gulfstar, LLC and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such party and its subsidiaries and Gulfstar, LLC that the other party and its respective counsel, accountants, representatives and agents, may reasonably request. No investigation pursuant to this Section 5.01 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Acquisition; it being understood that the investigation will be made for the purposes among others of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party. In the event of the termination of this

         Agreement, each party, if so requested by the other party, will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 5.02      No Shop; Acquisition Proposals.

         From the date hereof until the Effective Time or the earlier termination of this Agreement, neither Gulfstar, LLC nor Gulfstar, LLC nor GEI shall, nor shall they authorize or permit any of their respective officers, directors or employees or Gulfstar, LLC employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or negotiate with respect to, agree to or endorse any Takeover Proposal (except in any case if the board of directors or special committee of GEI, as the case may be, determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to do so would constitute a breach of the fiduciary duties of the GEI' board of directors or special committee, as the case may be, to its stockholders under applicable law). Gulfstar, LLC shall promptly advise GEI and GEI shall promptly advise Gulfstar, LLC, as the case may be, orally and in writing of any such inquiries or proposals and shall also promptly advise GEI, of any developments or changes regarding such inquiries or proposals. Gulfstar LLC and GEI shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons, GEI conducted heretofore with respect to any Takeover Proposal. Gulfstar, LLC and GEI agree not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which Gulfstar, LLC or GEI is a party.

SECTION 5.03      Legal Conditions to Acquisition; Reasonable Efforts.

          Gulfstar, LLC and GEI shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Acquisition and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Acquisition. Gulfstar, LLC and GEI will, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Gulfstar, LLC, or GEI in connection with the Acquisition or the taking of any action contemplated thereby or by this Agreement, including obtaining the cooperation of the Limited Liability Company Interest Holders constituting up to approximately 40% of Gulfstar LLC(as listed on Schedule 1.01) to the Agreement on and after Registration of the Exchange Shares with the SEC.

SECTION 5.04      Tax Matters.

(a)Notwithstanding that it is the express intention of the parties hereto that this acquisition shall constitute a tax free acquisition pursuant to Internal Revenue Code 351 no representation is made that this is a non-taxable transaction.

SECTION 5.05      Registration

         On or before December 1, 2010 GEI shall have filed a Registration Statement for the common shares of GEI to be offered to the approximately 40% Limited Liability Company Interest Holders and shall use commercially reasonable efforts to obtain the effectiveness of such Registration Statement for the shares.

                                   article vi
                          CONDITIONS OF THE ACQUISITION

SECTION 6.01 Conditions to Each Party's Obligation to Effect the Acquisition.

         The respective obligations of each party to effect the Acquisition and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by applicable law:

(a) No Injunctions or Restraints. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Acquisition or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(b) Closings. The Gulfstar Energy Corporation Revised and Amended Share Exchange and Acquisition Agreement with Talon Energy Corporation (Exhibit A) shall have been closed as a condition of closing hereunder, and the Sharp/Gulfstar Share Exchange Agreement shall have been closed (Exhibit B) as a condition of closing hereunder.

(c) Registration Statement. There shall be made effective a Registration Statement with SEC on Form S-1 or S-4, in accordance with SEC Rules, for the shares of GEI to be issued under this Agreement, on or before March 31, 2011.

SECTION 6.02      Additional Conditions of Obligations of GEI.

         The obligations of GEI to effect the Acquisition and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by GEI:

(a) Representations and Warranties. The representations and warranties of Gulfstar, LLC set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Performance of Obligations of Gulfstar, LLC. Gulfstar, LLC shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change to Gulfstar, LLC. From the date hereof through and including the Effective Time, no event shall have occurred which would have a material adverse effect on Gulfstar, LLC.

(d) Third Party Consents. Gulfstar, LLC shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by Gulfstar, LLC of this Agreement and the consummation of the transactions contemplated hereby.

(e) No Governmental Order or Other Proceeding or Litigation. No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

(f)      Deliveries.

         At the Closing, Gulfstar, LLC shall have delivered to GEI or GEI shall have otherwise obtained:

(i) Gulfstar, LLC's Indebtedness. All outstanding Indebtedness of Gulfstar, LLC shall have been fully disclosed or re-negotiated in substance reasonably satisfactory to GEI;

(ii) Books & Records. All books, records, and financial information, whatsoever, of Gulfstar, LLC shall be delivered at closing to GEI; and

(iii) Title Data and Leases. Gulfstar, LLC. shall provide all of the title data, leases, contracts, conveyances, division orders, and title opinions to GEI.

SECTION 6.03 Additional Conditions of Obligations of Gulfstar, LLC.

         The obligation to effect the Acquisition and the other transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by Gulfstar, LLC.

         (a) Registration of Shares. The requirement of 6.01 (c) shall have been met.

         (b) Representations and Warranties. The representations and warranties of GEI set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (c) Performance of Obligations of GEI. GEI shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

         (d) No Material Adverse Change to GEI. From the date hereof through and including the Effective Time, no event shall have occurred which would have a material adverse effect on GEI.

         (e) No Governmental Order or Other Proceeding or Litigation. No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other transaction documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

         (f) Deliveries. GEI shall have appointed: Jason Sharp, Robert McCann, Stephen Warner, William Franklin and Ed Nichols to the Board of Directors of GEI.

         (g) GEI and Jason Sharp and Timothy Sharp shall have completed and closed the Share Exchange Agreement for their approximately 60% interest in Gulfstar Energy Group LLC (attached as Exhibit B).

         (h) GEI and Talon Energy Corporation shall have completed and closed the Revised and Amended Share Exchange and Acquisition Agreement for Talon Energy Corporation (Exhibit A)

                                   ARTICLE VII
                                   TERMINATION

SECTION 7.01      Termination.

         This Agreement may be terminated at any time prior to the Effective Time, by GEI as set forth below:

(a)      by mutual consent;  or

(b) by GEI upon written notice, if: (A) any condition to the obligation of GEI to close contained in Article VI hereof has not been satisfied by 60 days after date hereof (the "End Date") (unless such failure is the result of GEI' breach of any of its representations, warranties, covenants or agreements contained herein) or (B) the GEI stockholders do not approve the Acquisition; or

(c) upon written notice to GEI, if any condition to the obligation to close contained in Article VI hereof has not been satisfied by the End Date (unless such failure is the result of a breach of any of its representations, warranties, covenants or agreements contained herein);

(d) by GEI if the board of directors of GEI determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the GEI board of directors to the GEI stockholders under applicable law; or

                                    ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing. Following the Closing Date with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation and warranty. None of the covenants, agreements and obligations of the parties hereto shall survive the Closing.

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.01      Notices.

         All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

         If to GEI to:       Gulfstar Energy Corporation
                             3410 Embassy Drive
                             West palm Beach, Florida, 33401
                             Phone: 800-820-1632
                             Attn: Stephen Warner, Chief Financial Officer

         If to Gulfstar LLC to:
                             Timothy Sharp
                             Gulfstar Energy Group, LLC 725 South Main Street Morgantown, KY 42261 Phone: 270-526-8980


or such other address or number as such party may hereafter specify for the purpose by notice to the other party hereto.

SECTION 9.02      Amendment; Waiver.

         This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 9.03      Successors and Assigns.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 9.04      Governing Law.

         This Agreement shall be construed in accordance with and governed by the law of the State of Colorado without regard to principles of conflict of laws.

SECTION 9.05      Waiver of Jury Trial.

         Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 9.06      Consent to Jurisdiction.

         Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Colorado or any federal court sitting in Colorado for purposes of any suit, action or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the Parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Colorado and on the individuals designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 9.07      Counterparts; Effectiveness.

         Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION  9.08  Entire  Agreement;  No  Third  Party  Beneficiaries;   Rights  of
Ownership.

         Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no person shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Acquisition until consummation thereof.

SECTION 9.09      Headings.

         The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 9.10      No Strict Construction.

         The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.11      Severability.

         If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.



                                             [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties hereto have caused this Acquisition Agreement to be duly executed as of the day and year first above written.

                                                     GULFSTAR ENERGY CORPORATION


                                       By:
                                              Name:   Robert McCann
                                              Title:    Chief Executive Officer



                                                     GULFSTAR ENERGY GROUP, LLC


                                                     By: ______________________